UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2007

Orange REIT, Inc.
 (Exact name of registrant as specified in its charter)

Maryland	333-131677	20-3749435
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

78 Okner Parkway, Livingston, New Jersey	07039
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 597-6433

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 20, 2007, Cynthia A. Ward was appointed by the Board of Directors to replace David Cahill as the Company’s new Chief Financial Officer and Treasurer.

From February 2007 to November 2007, Ms. Ward (age 47) served as our Director of Financial Reporting. From June 2006 to November 2007, Ms. Ward also served as Vice President-Accounting and Controller for The Briad Group. Ms. Ward was Vice President-Accounting from November 2004 to June 2006 and Controller from July 2001 to November 2004 of Main Street Restaurant Group, Inc. She was the Controller for Auer Precision Mfg., Inc. from August 1997 to April 2001. Ms. Ward was Controller for Knight Transportation from March 1995 to August 1997, starting as an Accounting Manager, and was an Accounting Manager for Swift Transportation from January of 1993 to March 1995. In addition, Ms. Ward worked as an auditor for the Office of Auditor General from June 1991 to January 1993. Ms. Ward holds a Bachelor of Science Degree in Accounting from Arizona State University and is a Certified Public Accountant.

There are no material plans, contracts or arrangements to which Ms. Ward is a party or in which she participates that was entered into, or materially amended, in connection with Ms. Ward’s appointment as Chief Financial Officer and Treasurer of the Company. Ms. Ward does not have any family relationship with any director, executive officer or person nominated or chosen by our Board of Directors to become a director or executive officer. Other than her employment with us as Chief Financial Officer and Treasurer, Ms. Ward did not have any material interest, direct or indirect, in any material transaction to which the Company was a party since January 1, 2006, or which is presently proposed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2007	ORANGE REIT, INC.

By: /s/ Robbin Cooper

Name: Robbin Cooper
Title: President